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                                                                    EXHIBIT 11.1

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

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
                                                        1998     1997     1996
                                                      --------  -------  -------
                                                       (In thousands, except
Computation of Net Income per Common Share                per share data)
Basic
Income before extraordinary loss....................  $ 35,141  $22,975  $12,745
Dividends to preferred shareholders.................   (12,000)  (2,720)      --
                                                      --------  -------  -------
Income available to common shareholders before
 extraordinary loss--basic..........................    23,141   20,255   12,745
Extraordinary loss, net of minority interests.......      (267)      --       --
                                                      --------  -------  -------
Net income available to common shareholders--basic..  $ 22,874  $20,255  $12,745
                                                      ========  =======  =======
Diluted
Income available to common shareholders before
 extraordinary loss.................................  $ 23,141  $20,255  $12,745
Minority interests in earnings of Common Units of
 limited partnership in the Operating partnership...     8,267    6,219    3,064
                                                      --------  -------  -------
Income available to common shareholders before
 extraordinary loss-- diluted.......................    31,408   26,474   15,809
Extraordinary loss before minority interests........      (365)      --       --
                                                      --------  -------  -------
Net income available to common shareholders--
 diluted............................................  $ 31,043  $26,474  $15,809
                                                      ========  =======  =======
Computation of Weighted Average Common Shares
Weighted average common shares--basic...............    19,256   16,357   11,512
Dilutive securities--
 Common Units of limited partnership interest in the
  Operating Partnership.............................     6,878    5,023    2,768
 Stock options......................................       165      200      106
                                                      --------  -------  -------
Weighted average common shares--diluted.............    26,299   21,580   14,386
                                                      ========  =======  =======
Income Available to Common Shareholders
 Before Extraordinary Loss per Share
 Basic..............................................  $   1.20  $  1.24  $  1.11
 Diluted............................................  $   1.19  $  1.23  $  1.10
Net Income per Common Share
 Basic..............................................  $   1.19  $  1.24  $  1.11
 Diluted............................................  $   1.18  $  1.23  $  1.10
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